Exhibit 21
     1. Diamond Management & Technology Consultants NA, Inc.
     2. DiamondCluster International B.V.
     3. Diamond Partners Limited
     4. Diamond Management & Technology Consultants Limited
     5. Diamond Management & Technology Consultants Private Limited
     6. DiamondCluster International Finance S.L.